Exhibit 99.1

NEWS RELEASE

Federal Home Loan Bank of San Francisco Announces First Quarter 2012 Operating Results

San Francisco, April 27, 2012 — The Federal Home Loan Bank of San Francisco today announced that its net income for the first quarter of 2012 was $169 million, compared with net income of $60 million for the first quarter of 2011.

The increase in net income for the first quarter of 2012 primarily reflected the impact of a lower credit-related other-than-temporary impairment (OTTI) charge on certain of the Bank’s private-label residential mortgage-backed securities (PLRMBS) and lower net losses associated with derivatives, hedged items, and financial instruments carried at fair value, partially offset by a $14 million decline in net interest income.

Net interest income for the first quarter of 2012 was $242 million, down from $256 million for the first quarter of 2011. The decrease in net interest income for the first quarter of 2012 was due, in part, to lower balances of advances, MBS, and mortgage loans and to a decline in earnings on invested capital because of lower balances and the lower interest rate environment, partially offset by an increase in advance prepayment fees.

Other income/(loss) for the first quarter of 2012 was a loss of $20 million, compared to a loss of $142 million for the first quarter of 2011. The loss for the first quarter of 2012 reflected a credit-related OTTI charge of $9 million; a $2 million net loss associated with derivatives, hedged items, and financial instruments carried at fair value; and net interest expense on derivative instruments used in economic hedges of $11 million, which was generally offset by net interest income on the economically hedged assets and liabilities.

The $9 million credit-related OTTI charge reflected the Bank’s OTTI analysis for the first quarter of 2012, which showed a modest increase in expected borrower default rates on PLRMBS backed by Alt-A fixed rate loan collateral. The credit-related OTTI charge for the first quarter of 2011 was $109 million.

The $2 million net loss associated with derivatives, hedged items, and financial instruments carried at fair value, which dropped from a $25 million net loss for the first quarter of 2011, reflected losses primarily associated with reversals of prior period gains and the effects of changes in interest rates. Net gains and losses on these financial instruments are primarily a matter of timing and will generally reverse through changes in future valuations and settlements of contractual interest cash flows over the remaining contractual terms to maturity, or by the exercised call or put dates. As of March 31, 2012, the Bank’s restricted retained earnings included a cumulative net gain of $100 million associated with derivatives, hedged items, and financial instruments carried at fair value.

During the first quarter of 2012, total assets decreased $3.5 billion, or 3%, to $110.1 billion at March 31, 2012, from $113.6 billion at December 31, 2011. Total advances declined $6.2 billion, or 9%, to $62.0 billion at March 31, 2012, from $68.2 billion at December 31, 2011. The continued decrease in member advance demand reflected general economic conditions and conditions in the mortgage and credit markets. Member liquidity remained high and lending activity remained low.

Accumulated other comprehensive loss declined $0.3 billion during the first quarter of 2012, from $1.9 billion at December 31, 2011, to $1.6 billion at March 31, 2012, primarily as a result of improvement in the fair value of

PLRMBS classified as available-for-sale.

As of March 31, 2012, the Bank was in compliance with all of its regulatory capital requirements. The Bank’s total regulatory capital ratio was 10.89%, exceeding the 4.00% requirement. The Bank had $12.0 billion in regulatory capital, exceeding its risk-based capital requirement of $4.4 billion. In addition, as of March 31, 2012, the amount of restricted retained earnings in the Bank’s targeted buildup account reached the $1.8 billion target established by the Board of Directors. Total retained earnings were $2.0 billion as of March 31, 2012.

The Bank repurchased $446 million in excess capital stock in the first quarter of 2012. As of March 31, 2012, the Bank’s excess capital stock totaled $6.2 billion. In light of the Bank’s strong regulatory capital position, the Bank plans to repurchase up to $500 million in excess capital stock on May 15, 2012. This repurchase, combined with the scheduled redemption of $2 million in mandatorily redeemable capital stock during the quarter, will reduce the Bank’s excess capital stock by up to $502 million.

Today, the Bank’s Board of Directors declared a cash dividend on the capital stock outstanding during the first quarter of 2012 at an annualized dividend rate of 0.51%. The Bank expects to pay the dividend (including dividends on mandatorily redeemable capital stock), which will total $13 million, on or about May 10, 2012.

Financial Highlights
(Unaudited)
(Dollars in millions)

Selected Balance Sheet Items at Period End	Mar. 31, 2012	Dec. 31, 2011
Total Assets	$110,087	$113,552
Advances	62,040	68,164
Mortgage Loans Held for Portfolio, Net	1,686	1,829
Investments[1]	42,177	39,368
Consolidated Obligations:
Bonds	74,579	83,350
Discount Notes	23,318	19,152
Mandatorily Redeemable Capital Stock	5,307	5,578
Capital Stock – Class B – Putable	4,717	4,795
Unrestricted Retained Earnings	3	—
Restricted Retained Earnings	1,963	1,803
Accumulated Other Comprehensive Loss	(1,625)	(1,893)
Total Capital	5,058	4,705

Selected Other Data at Period End
Regulatory Capital Ratio[2]	10.89%	10.72%

	Three Months Ended
Selected Operating Results for the Period	Mar. 31, 2012	Mar. 31, 2011
Net Interest Income	$242	$256
Provision for Credit Losses on Mortgage Loans	1	—
Other Income/(Loss)	(20)	(142)
Other Expense	32	32
Assessments	20	22
Net Income	$169	$60

Selected Other Data for the Period
Net Interest Margin[3]	0.88%	0.69%
Operating Expenses as a
Percent of Average Assets	0.10	0.07
Return on Average Assets	0.62	0.16
Return on Average Equity	13.99	3.26
Annualized Dividend Rate[4]	0.48	0.29
Average Equity to Average Assets Ratio	4.40	4.92

1     Investments consist of Federal funds sold, trading securities, available-for-sale securities, held-to-maturity securities, securities purchased under agreements to resell, and loans to other Federal Home Loan Banks.
2     This ratio is calculated as regulatory capital divided by total assets. Regulatory capital includes mandatorily redeemable capital stock (which is classified as a liability), but excludes accumulated other comprehensive income. Total regulatory capital as of March 31, 2012, was $12.0 billion.
3     Net interest margin is net interest income (annualized) divided by average interest-earning assets.
4     Dividend rates reflect the dividends declared, recorded, and paid during the relevant periods.

Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgage loans to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community investment programs that help members create affordable housing and promote community economic development. The Bank’s members are headquartered in Arizona, California, and Nevada and may include commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank’s dividend rates and OTTI charges. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “will,” “plans,” and “expects,” or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; and OTTI of investment securities. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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Contact:
Amy Stewart, (415) 616-2605
stewarta@fhlbsf.com

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